Exhibit 10.27
RESTAURANT BRANDS INTERNATIONAL INC.
Executive Leader Retirement Policy
Effective Date: August 7, 2024
(Amended Oct 29, 2025)
The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Restaurant Brands International Inc. (the “Company”) believes that it is beneficial for executive leaders to be available to continue to provide their expertise and insights to the Company following their retirement. Therefore, the Committee has adopted a policy for executive leadership retirement (the “Policy”) as set forth below. Capitalized terms used but not defined herein shall have the meanings set forth in the Restaurant Brands International Inc. 2023 Omnibus Incentive Plan or any replacement omnibus incentive plan, as such plan may from time to time be amended or otherwise modified.
Defined Terms
“Executive Leader” means the Company’s Chief Executive Officer or an executive that reports directly to the Company’s Chief Executive Officer.
“Full Career Retirement” means termination of full-time employment (other than a termination for Cause) after the attainment by the Executive Leader of age sixty-three (63) and (i) for Executive Leaders as of the effective date of this policy, five (5) years of continuous Service or (ii) for individuals that become an Executive Leader after the effective date of this policy, ten (10) years of continuous Service.
If an Executive Leader that is eligible for Full Career Retirement desires to no longer continue Service as an Executive Leader, such Executive Leader shall provide at least ninety (90) days’ notice to the Company (the “Notice”). Following receipt of the Notice by the Company, the Executive Leader shall be eligible to enter into an agreement to continue as an employee to provide advisory services to the Company (or one or more of its Affiliates) for a period of two (2) years from the end of the period specified in the Notice. Any such agreement shall (i) set forth the terms pursuant to which the Executive Leader will provide advisory services, including providing strategic advice in the Executive Leader’s area and assisting with the transition and preparation of a new leader for the role, (ii) require the Executive Leader to continue to devote to the advisory services at least twenty percent of the service provided in the 36 months immediately preceding the date the Executive Leader becomes an advisor at mutually convenient times, as requested, and consistent with Section 409A of the Internal Revenue Code and the regulations thereunder, (iii) include an agreement by the Executive Leader not to accept any other employment or consulting position with any other for-profit business during the term of such agreement, (iv) include the employment and post-employment covenants contained in the Executive Leader’s offer letter and employment agreement in effect on the date of the Notice, and (v) contain additional terms and conditions approved by the Committee. If the Executive Leader is the Company’s Chief Executive Officer, the Committee will recommend the terms to the Board for approval.

Amendments to this Policy must be approved by the Committee.